INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A, filed under Registration Statement No. 2-90309, of our report dated November 10, 2000, relating to Summit Mutual Funds, Inc., including S&P 500 Index Fund, S&P MidCap 400 Index Fund, Russell 2000 Small Cap Index Fund, Nasdaq-100 Index Fund, Balanced Index Fund, Lehman Aggregate Bond Index Fund, Everest Fund, Bond Fund, Short-Term Government Fund, and Money Market Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information, which are part of such Registration Statement.


  DELOITTE & TOUCHE LLP

  Chicago, Illinois
  January 30, 2001